Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Harris & Harris Group, Inc.:

We have audited the consolidated financial statements of Harris & Harris Group, Inc. (the “Company”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 referred to in our report dated March 16, 2015 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011 (not presented herein) appearing under Item 8 of the Company’s 2012 and 2011 Annual Reports on Form 10-K, respectively, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Harris & Harris Group, Inc. for each of the years ended December 31, 2014, 2013, 2012, and 2011 appearing in this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, New York

March 16, 2015